Exhibit 4.42

This is an English Translation

November 24, 2011

Shareholder Voting Proxy Agreement

by and among

Wang Yong

Ji Wei

and

Shanghai The9 Information Technology Co., Ltd.

The9 Computer Technology Consulting (Shanghai) Co., Ltd.

Regarding

Shanghai The9 Information Technology Co., Ltd.

Shareholder Voting Proxy Agreement

This Shareholder Voting Proxy Agreement (hereinafter this “Agreement”) is entered into in Shanghai as of November 24, 2011 by and among the following Parties:

1.	The9 Computer Technology Consulting (Shanghai) Co., Ltd. (hereinafter “The9 Computer”)

Registered address: Room 103, Building 3, No. 690 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai

2.	Shanghai The9 Information Technology Co., Ltd. (hereinafter the “Company”)

Registered address: Room 201, Building 3, No. 690 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai

3.	Wang Yong, identity card number:

Domicile address: Room 502, No. 33, Lane 100, Qishan Road, Pudong New District, Shanghai

4.	Ji Wei, identity card number:

Domicile address: Back Building, 2F, No. 12, Lane 424, Huimin Road, Yangpu District, Shanghai

(Wang Yong and Ji Wei are hereinafter referred to individually and collectively as the “Shareholder(s)”)

(In this Agreement, all parties mentioned above are referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

1.	The Shareholders are all existing shareholders of the Company, who own 100% equity interests in the Company;

2.	Each of the Shareholders intends to entrust any individual designated by The9 Computer to exercise his voting rights in the Company, and The9 Computer intends to designate such individuals to accept the entrustment.

Therefore, the Parties have reached the following agreement upon friendly consultations:

Article 1 Entrustment of Voting Right

1.1	The Shareholders hereby irrevocably undertake that they will, upon execution hereof, sign a power of attorney in substance and form as set out in Appendix I hereto, respectively, to entrust any individuals then designated by The9 Computer (hereinafter the “Entrusted Persons”) to exercise, on behalf of each of the Shareholders, the following rights to which the Shareholders are entitled in their capacity of the Company’s shareholders under the articles of association of the Company then in effect (collectively the “Entrusted Rights”):

(1)	to propose to convene and attend Shareholders’ meetings of the Company as the proxy of each of the Shareholders according to the articles of association of the Company;

(2)	to exercise, on behalf of each of the Shareholders, his voting rights on all matters requiring discussion or resolutions of the Shareholders’ meeting of the Company, including without limitation, the designation and election of the Company’s directors and general manager, and other senior management that shall be appointed and removed by the Shareholders;

(3)	to exercise other voting rights to which the Shareholders are entitled under the laws and regulations of the PRC (including any amendment, change, addition and supplement and reenactment thereof, irrespective of whether they take effect before or after the formation of this Agreement);

(4)	to exercise other voting rights of the Shareholders as specified in the articles of association of the Company (including any other shareholders’ voting rights as specified in the amended articles of association).

The above authorization and entrustment shall be conditional upon The9 Computer approving such authorization and entrustment. If and only if The9 Computer gives a written notice for removal and replacement of the Entrusted Person(s) to each of the Shareholders, the Shareholders shall immediately designate the other PRC citizen then designated by The9 Computer to exercise the above Entrusted Rights, and the new power of attorney shall, once made, supersede the original power of attorney. Save as aforesaid, no Shareholders shall revoke the authorization and entrustment given to the Entrusted Person(s).

1.2	The Entrusted Person(s) shall perform their obligations in respect of the entrustment hereunder to the extent authorized hereunder with due care and diligence and in compliance with laws. The Shareholders shall acknowledge and assume liabilities for any legal consequences resulting from the exercise by the Entrusted Persons of the Entrusted Rights described above.

1.3	The Shareholders hereby confirm that the Entrusted Persons shall not be required to seek opinions from the Shareholders prior to their exercise of the above Entrusted Rights. However, the Entrusted Persons shall notify the Shareholders in a timely manner of any resolution or proposal for convening an interim shareholders’ meeting after such resolution or proposal is made.

Article 2 Right to Information

2.1	For the purpose of exercising the Entrusted Rights hereunder, the Entrusted Persons shall be entitled to know all information of the Company relating to its operation, business, customers, finance and employees, and shall have access to the relevant documents and materials of the Company. The Company shall fully cooperate with the Entrusted Persons in this regard.

Article 3 Exercise of Entrusted Rights

3.1	The Shareholders will provide sufficient assistances to the Entrusted Persons with regard to their exercise of the Entrusted Rights, including the execution of resolutions of shareholders’ meetings made by the Entrusted Persons or other relevant legal documents in a timely manner when necessary (e.g., where the same is required in order to submit documents for the purposes of government approvals, registrations or filings).

3.2	If, at any time within the term of this Agreement, the grant or exercise of the Entrusted Rights hereunder cannot be realized due to any reason (except for the default of any Shareholder or the Company), the Parties shall immediately seek the alternative proposal that is most similar to the one that cannot be realized and, if necessary, enter into a supplementary agreement to amend or adjust the provisions herein, in order to ensure that the purpose of this Agreement can continue to realize.

Article 4 Exemption and Compensation

4.1	The Parties acknowledge that in no case shall The9 Computer be required to be liable to or compensate (economic or otherwise) the other Parties or any third party in connection with any exercise of the Entrusted Rights hereunder by the individuals designated by it.

4.2	The Shareholders and the Company agree to indemnify and hold The9 Computer harmless against all losses suffered or likely to be suffered by it due to any exercise of the Entrusted Rights by the Entrusted Persons designated by The9 Computer, including without limitation, any loss resulting from any litigation, demand, arbitration or claim by any third party against it or from administrative investigation or penalty by government authorities, provided however that no indemnification is available for any losses caused by a willful default or gross negligence of the Entrusted Persons.

Article 5 Representations and Warranties

5.1	Each of the Shareholders hereby jointly and severally represents and warrants as follows:

5.1.1	He is a PRC citizen with full capacity, has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a party to lawsuit.

5.1.2	He has full power to execute and deliver this Agreement and all the other documents to be signed by him in relation to the transaction referred to herein, and has the full power to complete the transaction referred to herein. This Agreement shall be executed and delivered by him legally and properly. This Agreement constitutes the legal and binding obligations on him and is enforceable against him in accordance with its terms and conditions

5.1.3	He is the legitimate shareholder of the Company whose name appears on its register of members as of the effective date of this Agreement, and except for the rights created by this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement entered into by the Shareholders, the Company and The9 Computer, there is no third party right on the Entrusted Rights. In accordance with this Agreement, the Entrusted Persons may exercise the Entrusted Rights fully and completely pursuant to the articles of association of the Company then in effect.

5.2	Each of The9 Computer and the Company hereby severally represents and warrants as follows:

5.2.1	It is a limited liability company duly incorporated and legally existing under the laws of the place of its incorporation and possesses an independent legal person status. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a party to lawsuit.

5.2.2	It has the full corporate power and authority to execute and deliver this Agreement and all the other documents to be signed by it in relation to the transaction referred to herein, and it has the full power and authority to complete the transaction referred to herein.

5.3	The Company further represents and warrants as follows:

5.3.1	The Shareholders are all legitimate shareholders of the Company whose names appear on its register of members as of the effective date of this Agreement, and except for the rights created by this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement entered into by the Shareholders, the Company and The9 Computer, there is no third party right on the Entrusted Rights. In accordance with this Agreement, the Entrusted Persons may exercise the Entrusted Rights fully and completely pursuant to the articles of association of the Company then in effect.

Article 6 Term of Agreement

6.1	Subject to Articles 6.2 and 6.3 hereof, this Agreement shall become effective once it is duly signed by the Parties, and shall remain effective until the date on which the business term of the Company or The9 Computer expires (whichever is earlier), unless it is early terminated by the Parties in writing or pursuant to Article 9.1 hereof. This Agreement will be automatically extended for one (1) year upon the expiration except where The9 Computer gives the other Parties a prior notice of thirty (30) days not to extend the term of this Agreement upon its expiration, and the same mechanism will apply subsequently upon the expiration of each extended term.

6.2	This Agreement shall terminate if the Company or The9 Computer, upon expiry of its business term, fails to complete the formalities in relation to the approval and registration for the extension thereof.

6.3	If any of the Shareholders transfers all of his equity interests in the Company with the prior consent of The9 Computer, such Shareholder will no longer be a Party hereto and the obligations and undertakings of any other Parties hereunder will not be adversely affected.

Article 7 Notice

7.1	Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party.

7.2	Any such notice or other correspondences shall be deemed to have been delivered when it is sent if delivery by facsimile or telex, when it is delivered if delivery in person, and five (5) days after it was posted if delivery by post.

Article 9 Liabilities for Breach of Contract

9.1	The Parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) substantially violates any of the provisions herein or substantially fails to perform any of the obligations hereunder, such violation or failure shall constitute a default under this Agreement (hereinafter a “Default”), and any of the other non-defaulting Parties (hereinafter the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such a reasonable period or within ten (10) days after the Non-defaulting Party notifies the Defaulting Party in writing and require it to rectify the Default, then: (1) if any Shareholder or the Company is the Defaulting Party, The9 Computer shall be entitled to terminate this Agreement and require the Defaulting Party to make compensation for damages; (2) if The9 Computer is the Defaulting Party, the Non-defaulting Party shall be entitled to require the Defaulting Party to make compensation for damages, but unless otherwise provided by law, the Non-defaulting Party shall have no right to terminate or discharge this Agreement or the entrustment hereunder in any circumstances.

9.2	The rights and remedies set out herein shall be cumulative, and shall not preclude any other rights or remedies provided by law.

9.3	Notwithstanding any other provisions herein, the effect of this Article shall not be affected by the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1	This Agreement is executed in Chinese in [four (4)] originals, with one (1) original to be retained by each Party hereto.

10.2	The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the PRC.

10.3	Any disputes arising out of and in connection with this Agreement shall be resolved through consultations among the Parties. If the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission, Shanghai Branch, for arbitration in Shanghai in accordance with the arbitration rules of such Commission, and the arbitral award shall be final and binding on the Parties.

10.4	None of the rights, powers and remedies granted to any Party by any provisions herein shall preclude any other rights, powers and remedies available to such Party at law and under the other provisions of this Agreement, nor shall the exercise by a Party of its rights, powers and remedies preclude any exercise by such Party of its other rights, powers and remedies.

10.5	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall not result in a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights preclude such Party from exercising such rights in any other way and exercising the other Party’s Rights.

10.6	The headings of the provisions herein are for reference only, and in no circumstances shall such headings be used for or affect the interpretation of the provisions hereof.

10.7	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more provisions herein become(s) invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

10.8	Any amendments or supplements to this Agreement shall be made in writing, and shall become effective only when duly signed by the Parties to this Agreement.

10.9	Without the prior written consent of The9 Computer, the other Parties shall not transfer any of their rights and/or obligations hereunder to any third parties. The Shareholders and the Company hereby agree that The9 Computer shall be entitled to transfer any of its rights and/or obligations hereunder to any third party after serving written notice to the Shareholders and the Company.

10.10	This Agreement shall be binding on the legal successors of the Parties.

IN WITNESS HEREOF, the Parties have caused this Shareholder Voting Proxy Agreement to be executed as of the date and in the place first above written.

The9 Computer Technology Consulting (Shanghai) Co., Ltd.

(Company chop)

Company chop is affixed

Shanghai The9 Information Technology Co., Ltd.

(Company chop)

Company chop is affixed

Wang Yong

Signature: /s/ Wang Yong

Ji Wei

Signature: /s/ Ji Wei

Appendix I:

Power of Attorney

This Power of Attorney (hereinafter “this Power of Attorney”) is executed by                              (with domicile address at                      and ID no.                     ) on                      and issued to                      (with domicile address at                      and ID no.                     ) (hereinafter the “Attorney-in-Fact”).

I,                            , hereby grant the Attorney-in-Fact a general power of attorney to authorize the Attorney-in-Fact to act as my agent and in my name to exercise my following rights as a shareholder of Shanghai The9 Information Technology Co., Ltd. (hereinafter the “Company”):

(1)	To act as my agent to propose to convene and attend the shareholders’ meeting in accordance with the Company’s Articles of Association;

(2)	To act as my agent to exercise the voting right in respect of all the matters being discussed and resolved in the shareholders’ meeting, including but not limited to the designation and election of the Company’s directors and other senior management personnel to be appointed and removed by the board of shareholders;

(3)	To act as my agent to exercise other shareholder’s voting right under the Company’s Articles of Association (including but not limited to any other shareholder’s voting rights under the amended Articles of Association).

I hereby irrevocably acknowledge that unless The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“The9 Computer”) directs me to replace the Attorney-in-Fact, this Power of Attorney shall remain effective until the expiration or the early termination of the Shareholder Voting Proxy Agreement executed by The9 Computer, the Company and all the shareholders of the Company on [Date].

IN WITNESS WHEREOF, the power of attorney is hereby granted.

Name:
Signature:
Date: